Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 1 2022 between ARJAN HAVERHALS (the “Executive”) and MILESTONE SCIENTIFIC INC. (the “Company”).

WHEREAS, the Executive is currently the President and Chief Executive Officer of the Company; and

WHEREAS, the parties desire, by this Agreement, to set forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.    Employment Term. Subject to the terms and conditions hereof, the Company hereby employs the Executive and the Executive hereby accepts such employment for the three-year period (the “Employment Term”) commencing January 1, 2022 (the “Effective Date”) and ending December 31 2024, unless the Employment Term is extended by mutual written agreement of the parties or terminated pursuant to Section 6 hereof.

2.    Duties and Responsibilities; Board Observer.

(a)   Duties and Responsibilities. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company and such other senior executive positions consistent therewith as the Company’s Board of Directors (the “Board”) may determine. The Executive shall perform from time to time such services as are customary for a president and chief executive officer of a company such as the Company and other duties and services as the Board of Directors may reasonably request. Subject to the foregoing, the Executive shall report to, and be subject to, the direction of the Board. The Executive agrees to devote his entire business time and attention the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his positions and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any respect with the performance of the Executive’s duties and responsibilities hereunder and, with respect to item (i) below, that such activity is pre-approved by the Board: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Company’s business; and (ii) make investments in businesses or enterprises and manage his personal investments; provided that with respect to such activities the Executive shall comply with any business conduct and ethics policy, including, but not limited to, the Company’s Insider Trading Policy, applicable to employees of the Company.

(b)   Board Observer. During the Employment Term, the Executive shall be invited to attend all meetings of the Board of Directors as a non-voting observer; provided, however, in the sole discretion of the Chairman of the Board, the Executive shall be excused from portions of meeting and, further provided, that the Executive shall not be entitled to attend executive sessions of the Board among the independent members of the Board.

3.     Compensation.

(a)    Base Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to base compensation, payable in cash, less any withholding required by law, at the rate of $350,000 per annum, payable in accordance with the Company’s normal payroll policy as in effect from time to time during the Employment Term (“Base Compensation”).

(b)    Bonus. For each calendar year during the Employment Term, the Executive shall be entitled to receive an annual aggregate incentive bonus of up to $400,000 per year, comprised of (i) three (3) separate performance-based bonuses, each up to $100,000 per year, based upon the Company’s achievement of three (3) performance or financial goals, as established by the Compensation Committee in its reasonable discretion; and (ii) a discretionary bonus up to $100,000, as determined by the Compensation Committee, in its sole discretion (the “Bonus Compensation”). Amounts and goals or targets for partial calendar years will be pro rated. Satisfaction of bonus goals will be determined by the Compensation Committee from time to time in its reasonable discretion. In the event that (A) the Company does not achieve one or more of the specific bonus goals established by the Compensation Committee in full, the Committee will give consideration to a pro rata or lesser bonus amount, and (B) in the event that the Company exceeds one or more of the specific bonus goals established by the Compensation Committee, the Committee will give consideration to a discretionary bonus amount, in each case based on the value to the Company of the actions taken by or the milestones not achieved and the milestones exceeded by the Executive, as applicable; however, it being understood that any such pro rata/lesser bonus or discretionary bonus for exceeding any specific bonus goal shall be in the Compensation Committee’s sole discretion and the Compensation Committee shall be under no obligation to approve any such bonus to the Executive.

EXECUTIVE UNDERSTANDS THAT EXECUTIVE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF HIS RECEIPT OR DISPOSITION OF THE SHARES. EXECUTIVE REPRESENTS (a) THAT EXECUTIVE HAS CONSULTED WITH ANY TAX ADVISER THAT EXECUTIVE DEEMS ADVISABLE IN CONNECTION WITH THE RECEIPT OR DISPOSITION OF THE SHARES AND (b) THAT EXECUTIVE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

Bonus compensation, if any, shall be payable annually in arrears thirty-three percent (33%) in cash and sixty-seven percent (67%) in shares of the Company’s common stock (“Common Stock”) valued at the average closing price of the Common Stock on the NYSE American stock exchange, or such other market or exchange on which such shares are then traded, during the period of each calendar year during the Employment Term in accordance with the then practice of the Company for valuing bonus compensation for senior executives, or if the Company has no such practice, then during the first fifteen (15) trading days of December of each calendar year during the Employment Term. With respect to any Bonus Compensation earned hereunder that is payable in cash, such cash amount shall be determined and paid on or before March 31 of the following year. With respect to any Bonus Compensation earned hereunder that is payable in shares of Common Stock (“Bonus Shares”), in addition to such Bonus Shares, the Executive shall be entitled to receive stock options to acquire twice the number of Bonus Shares earned pursuant to a non-qualified stock option grant agreement under the Company’s Amended and Restated 2020 Equity Compensation Plan, or such successor plan in effect at such time (the “Plan”) in the Company’s standard form, which shall provide for a five-year term and shall vest in three equal annual installments on each of the first, second and third anniversary of the grant date, subject to continued employment on such vesting date (“Bonus Options”). The exercise price of the Bonus Options shall be the fair market value of a share of Common Stock on the date of grant (or 110% of such value if at the time of grant the Executive beneficially own ten (10%) or more of the Common Stock), subject to adjustment as provided for in the Plan. Any Bonus Shares earned by Executive hereunder in any calendar year during the Employment Term shall be issued to the Executive, or his estate, if applicable, within the number of days after cessation of employment of Executive for any reason in accordance with the then practice of the Company for issuing bonus shares to senior executive upon cessation of their employment, or if the Company has no such practice, then within ninety (90) days after the cessation of employment of Executive for any reason.

(c)    Restricted Securities. The Executive acknowledges that all shares of Common Stock issuable to him hereunder shall be acquired for investment purposes and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(d)    Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax or penalty under Section 409A of the Internal Revenue Code (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and the Executive receives a payment or benefit constituting deferred compensation hereunder at or a specified time following a separation from service, such payment or benefit shall not be delivered to the Executive until the earlier of the Executive’s death or six months and one day following the Executive’s separation from service), or otherwise any such payment or other benefits that would not be in compliance with Section 409A of the Code so as to avoid accelerated or additional taxation or penalties thereunder will be restructured but not reduced, to the extent possible, in a manner, reasonably determined by the Company, that does not cause such an accelerated or additional tax or penalty. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly and will be automatically modified to the extent necessary to so comply. With regard to any payment or benefit that constitutes a deferral of compensation subject to Section 409A of the Code, references under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code. It is intended that each such separate payment under Paragraph 3(b), to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation §1.409A-1(b)(4) and, to the extent not excluded as a short-term deferral, to the maximum extent possible and applying this rule to the earliest in time of such payments, be deemed to constitute amounts payable under the “two-years/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii). To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulation § 1.409A-3(i)(1)(iv). The foregoing and other provisions of this Agreement notwithstanding, the Executive will be responsible for all taxes (including excise taxes and tax penalties) owed by the Executive relating to the Executive’s compensation hereunder or otherwise paid by the Company or any of its affiliates, and the Company and its affiliates shall not and does not indemnify the Executive for any such taxes owed by him.

4.     Expenses; Relocation.

(a)    Business Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Air travel for executives and employees is generally in economy class, though from time to time based on circumstances exceptions may be made to business class. All business travel, including hotel arrangements, must be made through the Company. Every effort will be made by the Company to accommodate the Executive’s requested airlines, date, time of travel and hotel selection.

(b)    Relocation Expenses. The Company will reimburse the Executive for his moving expenses to relocate to New Jersey, based on at least two (2) competitive estimates from reputable moving companies, including two (2) round trip airline tickets (based on the lowest cost available, other than basic economy) for the Executive and his wife for house hunting purposes.

5.     Other Benefits. The Executive shall be entitled to the following additional benefits:

(a)    four weeks of paid vacation during each year of the Employment Term, which vacation time will accrue during the term of the Executive’s employment in accordance with the Company’s PTO policy, as set forth in the Employee Handbook, from time to time, but subject to the satisfaction of the needs and requirements of the Company, without roll-over;

(b)    paid holidays and personal days in accordance with the Company’s standard policies applicable to its full time employees;

(c)    the Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company; provided, that the health insurance contribution of the Company shall be up to $2,500 per month and the cost of such coverage in excess of such amount shall be available at the Executive’s expense. The Company reserves the right to change, terminate and rescind any of its benefit plans and programs, alter employee contribution levels or replace any of such plans or programs at its discretion; and

(d)    a car allowance in the amount of $1,200 per month (the “Car Payments”).

6.     Termination.

(a)    Disability. The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than ninety (90) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that (i) through the effective date of such termination, the Executive shall be entitled to receipt of his compensation as provided for in the Agreement, and (ii) if the Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

(b)    Death. This Agreement shall terminate upon the death of the Executive.

(c)    Termination by the Company.

 (i)    Termination For Cause. The Company may terminate the Term and the employment of Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a “Termination for Cause”) by giving Executive written notice of such termination, effective immediately upon the giving of such notice to Executive, subject to any required cure periods. As used in this Agreement, unless otherwise mutually agreed by Executive and the Company in writing referencing this Agreement, “Cause” shall mean any of the following: (A) the indictment of or plea of guilty or no contest by the Executive to (I) a felony (other than driving related offenses which do not impair the Executive’s ability to perform his duties hereunder) or other serious crime involving dishonesty, fraud, moral turpitude or unethical business conduct, or a violation of such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company; (ii) materially breaches any term of this Agreement or (II) theft, embezzlement, obtaining funds or property under false pretenses; (B) any material and intentional violation or breach of this Agreement or any written and lawful required (but excluding aspirational or expectational) Company policy furnished or otherwise made available to the Executive; provided, that if any matter dealt with in such policies is in conflict with the provisions of this Agreement, the provisions in this Agreement shall control; or (C) intentional or repeated disregard by Executive of a lawful directive given to Executive by the Board or the willful and persistent failure or refusal by Executive to perform Executive’s material duties to the Company or its subsidiaries under this Agreement, in each case other than by reason of Executive’s physical or mental illness or impairment or any such disregard, failure or refusal after a notice of termination for Good Reason by Executive or notice of termination without Cause by the Board. No Cause shall exist unless the Board has, within ninety (90) days of becoming aware of such alleged conduct, event or circumstance, provided Executive with written notice describing the particular circumstances giving rise to Cause, and has provided Executive the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If Executive so effects a cure to the satisfaction of the Board, the notice of Cause shall be deemed rescinded and of no force or effect. If, following Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause for the reasons set forth in clause (A)(I) of this Section 6(c)(i) or clause (A)(II) of this Section 6(c)(i), in each case to the extent that such conduct involves or relates to the Company and occurs prior to such termination, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date of termination.

 (ii)   Termination Other Than for Cause. The Company may terminate the Term and the employment of the Executive hereunder at any time other than for Cause or Disability (such termination shall be defined as a “Termination Other Than for Cause”) by giving the Executive written notice of such termination, which notice shall be effective thirty (30) days after the giving of such notice or such later date set forth therein; provided, that the Company’s obligations to Executive under this Agreement shall be as set forth in Section 7(c) hereof.

(d)    Termination by Executive. If at any time during the Term, the Executive elects to terminate the Term and his employment with the Company other than for “Good Reason” (as defined below), then the Company’s obligations to the Executive under this Agreement shall be as set forth in Section 7(d) hereof. If the Executive elects to terminate the Term and his employment with the Company for Good Reason, then the Company shall pay the Executive the amounts set forth in Section 7(c) hereof. As used herein, unless otherwise mutually agreed by the Executive and the Company in writing referencing this Agreement, “Good Reason” shall mean (i) a material diminution in duties or responsibilities or material change in his reporting obligations or titles as provided of in this Agreement, other than a change in the Executive’s duties or responsibilities in accordance with Section 2(a) or that results from becoming part of a larger organization following a Change in Control; (ii) a material reduction in the amount of the Executive’s Base Compensation, other than in connection with an “across-the-board” reduction for all senior executives; (iii) the failure to pay when due Base Salary or incentive compensation; (iv) a violation or breach by the Company of any of its other material obligations contained in this Agreement; provided, that Good Reason shall not occur unless the Executive shall have (A) given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, (B) given the Company thirty (30) days therefrom to cure, to the extent reasonably susceptible to cure, such fact or circumstance and the Company shall have failed to so cure (it being understood that if the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect), and (C) the Executive in fact resigns his employment within ninety (90) days from the date that such circumstance first occurs. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause, to the extent possible, adverse tax consequences for either party with respect to Section 409A of the Code and any successor statute, regulation and guidance thereto.

7.     Effect of Termination.

(a)    Upon the termination of the Term and Executive’s employment hereunder due to a Termination for Cause (as defined in Section 6(a) above), neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company, except the right to receive (i) the Executive’s earned but unpaid Base Compensation and accrued but unused and outstanding vacation, as provided in Section 3, through the termination date, (ii) reimbursement for any reimbursable expenses for which the Executive shall not have been reimbursed as provided in Section 4(a) and which were incurred prior to the termination date and (iii) all vested benefits under employee benefit programs of the Company to which it or the Executive contributes or participates (the amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Benefits”).

(b)    Upon the termination of the Term and the Executive’s employment hereunder due to death or Disability, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company except the right to receive (i) the Accrued Benefits, (ii) any earned but unpaid Bonus Compensation from the prior fiscal year, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder, and (iii) payment of any Bonus Compensation with respect to the then-current fiscal year based on actual performance and pro-rated based on the number of completed months the Executive was employed with the Company in such fiscal year through the date of termination, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder.

(c)    Upon the termination of the Term and the Executive’s employment due to a Termination Other Than for Cause or a termination of the Executive’s employment by Executive for Good Reason, neither the Executive nor his beneficiary nor his estate shall have any rights or claims against the Company except the right to receive (i) the Accrued Benefits, (ii) any earned but unpaid Bonus Compensation from the prior fiscal year, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder, (iii) payment of any Bonus Compensation with respect to the then-current fiscal year based on actual performance and pro-rated based on the number of completed months the Executive was employed with the Company in such fiscal year through the date of termination or resignation, as applicable, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder, (iv) accelerated vesting in full of all unvested Bonus Options held by the Executive as of the date of termination and the unvested portion of any Bonus Compensation deferred pursuant to the terms hereof or the applicable plan and the Executive’s elections thereunder, if any, and (v) continued payment, for six (6) months (the “Severance Period”), of (A) Executive’s Base Compensation, in accordance with the Company’s standard payroll practices and subject to applicable withholding taxes, plus (B) the Car Payments, and (C) continued provision of the benefits with respect to health, vision and dental pursuant to and to the extent required by Section 5(c) herein ((iv) and (v), collectively, “Severance”).

(d)    Upon the termination of the Term and the Executive’s employment by the Executive (other than for Good Reason or death or Disability), neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company, except the right to receive the Accrued Benefits.

(e)    Notwithstanding anything to the contrary in this Agreement, payment of Severance shall be subject to and conditioned on (i) the Executive’s resignation from any positions the Executive may hold by virtue of his employment with the Company, (ii) the Executive delivering to the Company an executed copy of a release in form and substance satisfactory to the Company (the “Release”), within thirty-five (35) days following the Executive’s termination of employment (the “Release Period”) and such release becoming effective, enforceable and irrevocable in accordance with its terms, (iii) the Executive’s continued compliance with the Company’s Employee Proprietary Information, Invention and Non-Solicitation Agreement, provided, that in the event of a claimed breach under this clause (iii), the Company shall provide the Executive with notice and five (5) days to cure such breach, to the extent reasonably susceptible to cure, and (iv) Executive’s continued compliance with Covenant Agreement, subject to any right to notice and cure as provided in the Covenant Agreement. It is understood and agreed that the Executive’s right to payment called for by Section 6(c) shall be unaffected by any other compensation he might receive from outside sources during the period of the payments called for by such Section. If the Release Period spans two (2) calendar years (that is, includes December 31 of one year and the next day (January 1) of the first day of next year), then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in lump sum on the first payroll date that occurs in the next calendar year.

(f)    Upon the expiration of this Agreement, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company, except the right to receive (i) the Accrued Benefits, and (ii) any earned but unpaid Bonus Compensation from such fiscal year, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder.

(g)    The Executive shall not be required to seek other employment or otherwise to mitigate the Executive’s damages on or after the Executive’s date of termination, and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits received by Executive from outside sources.

(h)    Notwithstanding anything to the contrary in the foregoing, the Executive shall continue to have any rights (i) in the nature of indemnification which the Executive may have with respect to claims against the Executive relating to or arising out of his employment with the Company, any benefit to which the Executive is entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute, (ii) in respect of the shares or other securities or options to purchase shares or other securities of the Company owned or held by the Executive as of the date of termination, in all cases in accordance with the terms of the plan, agreement or arrangement governing such rights, it being the intention and agreement of the Company that whether Executive shall be deprived or be entitled to retain by reason of any termination of employment any payments, options or benefits which have been vested or have been earned or to which Executive is entitled as of the effective date of such termination shall be governed by the terms of payment, grant or benefits or written agreement between the Company and Executive, and (iii) any rights to COBRA or any other statutorily required rights. For the avoidance of doubt, for purposes of determining the amount of any Base Compensation, Bonus Compensation or other payments, the vesting of any grant or benefit, or the calculation of any other amount under this Agreement or otherwise, the Severance Period shall not be included.

8.     Representations and Covenants of the Executive.

(a)    The Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement that limits or restricts his ability to perform the services provided for in this Agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. The Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by the Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which the Executive is currently a party.

(b)    Simultaneous with the execution of this Agreement, the Executive and the Company shall enter into the Covenant Agreement in the form of Exhibit A to this Agreement. The Executive agrees and acknowledges that the execution and delivery of the Covenant Agreement is a material inducement to the Company to enter into this Agreement.

9.     Miscellaneous.

(a)    (a) Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b)    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(c)    Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

(d)    Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

(e)    Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns.

(f)    Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g)    Arbitration; Remedies. Any dispute or controversy arising under this Agreement or as a result of or in connection with Executive’s employment (other than disputes arising under the Covenant Agreement) shall be arbitrated and settled pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect in a proceeding held in New York, New York. This provision shall also apply to any and all claims that may be brought under any federal or state anti-discrimination or employment statute, rule or regulation, including, but not limited to, claims under: the National Labor Relations Act; Title VII of the Civil Rights Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Immigration Reform and Control Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; and the Equal Pay Act. The decision of the arbitrator and award, if any, is final and binding on the parties and the judgment may be entered in any court having jurisdiction thereof. The parties will agree upon an arbitrator from the list of labor arbitrators supplied by the American Arbitration Association. The parties understand and agree, however, that disputes arising under the Covenant his Agreement may be brought in a court of law or equity without submission to arbitration.

(h)    Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in New York, New York or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 9(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(i)    Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof) set forth below, or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 9(i) for the service of notices.

If to the Company:
addressed to:	Milestone Scientific Inc. 425 Eagle Rock Avenue Suite 403 Roseland, New Jersey 07068 Attn.: Chairman of the Board Email: LBernhard@milestonescientific.com

with a copy to:	Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue New York, New York 10017 Attn.: Lawrence M Bell, Esq. Email: LBell@golenbock.com

If to the Executive:	Mr. Arjan Haverhals 41 Hidden Court North Andover, Massachusetts 01845 Email: arjan.haverhals@gmail.com

with a copy to:	Elizabeth Haverhals Email: elizabethjan.1975@gmail.com

(j)    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above written.

The Company: MILESTONE SCIENTIFIC INC.

By:
Name: Title:

The Executive:

Arjan Haverhals

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Exhibit A

AGREEMENT

This COVENANT AGREEMENT (the “Agreement”), dated and effective as of January 1, 2022, is made by and between MILESTONE SCIENTIFIC INC., a Delaware corporation (together with its successors and affiliates, the “Company”) and ARJAN HAVERHALS (the “Executive”). This Agreement is entered into pursuant to the Employment Agreement, dated January 1, 2022, between the Company and Executive regarding Executive’s employment with the Company (as amended from time to time, the “Employment Agreement”). As used herein, the term “Company” shall include the Company and its direct and indirect subsidiaries. Other capitalized terms used but not defined in this Agreement have the meanings ascribed to them on Annex 1 attached hereto.

1.     Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of the Executive’s duties under the Employment Agreement and as provided herein, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity any Proprietary Information or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The parties hereby stipulate and agree that as between them the Proprietary Information is important, material and affects the successful conduct of the businesses of the Company (and of any successor or assignee of the Company). The Executive acknowledges and agrees that these steps to maintain the confidentiality of its Proprietary Information are reasonable and that it is reasonable and necessary for the Company to take such steps.

(b)    Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, computer disk drives, flash drives, disks, or any other materials consisting of, including or relating to Proprietary Information in his possession.

(c)    Notwithstanding the foregoing, the Executive may respond to a lawful and valid subpoena or other legal or administrative process but: (i) shall give the Company the earliest practicable notice thereof, (ii) shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and (iii) shall assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(d)    Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena, court or administrative order (subject to the requirements of Section 1(c) above), (ii) disclosing information and documents related to his own personal benefits, entitlements and obligations in confidence to his attorney or tax or financial adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulations, or (v) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

1 NTD: Has Arjan already signed an Employee Proprietary Information, Inventions and Non-Solicitation Agreement? See Sec. 6 of his Letter Agreement.

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2.     Non-Solicitation; Non-Compete; Non-Disparagement.

(a)    At any time during the term of his employment with the Company (the “Employment Period”) and for a period of thirty-six (36) months immediately following the end of the Employment Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other person, firm, corporation or other entity, (i) recruit or otherwise solicit, encourage or induce any employee, client, customer or investor of any Company Party to terminate such person or entity’s employment or other arrangement with a Company Party, or otherwise to change such person or entity’s relationship with a Company Party, (ii) hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity (or cause or influence any other person or entity to hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity) any person who was employed by the Company in a similar capacity as such person is employed by the Company in a manner which would deprive the Company of the services of such person or (iii) cause or seek to cause any client or customer of, or investor in, any Company Party to become a client or customer of, or investor in, any business or activity that competes with the Business and in which the Executive becomes engaged (directly or indirectly) or otherwise has a financial interest.

(b)    At any time during the Employment Period and for a period of twelve (12) months immediately following the end of the Employment Period, the Executive shall not, directly or indirectly, either for himself or on behalf of any other person, firm, corporation or other entity, shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation).

(c)    The Executive agrees not to make any disparaging remarks about any Company Party, or any of their practices, or any Company Party’s directors, managers, officers, equity holders or trustees either orally or in writing, at any time.

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3.    Inventions and Other Works. During the Employment Period, the Executive may either alone or with others, author, create, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, or assist in the authoring, creation, conception, development or reduction to practice of documents, materials, designs, drawings, processes, Proprietary Information and other works which relate to the Business or are otherwise capable of being used by the Company (“Works”). The Executive agrees that any and all Works and the related intellectual property and other rights in those Works including, without limitation, inventions, patents, copyrights, mask works, design rights, database rights, trademarks, service marks, internet rights/domain names, trade secrets and know-how (whether registered or unregistered and including any applications or rights to apply) subsisting anywhere in the world in any and all media now existing or hereafter created (collectively, “Works IP Rights”) will belong solely to and be the absolute property of the Company. The Executive agrees that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Executive hereby assigns with full title guarantee to the Company by way of present assignment of all Works IP Rights, all intellectual property rights in the Works. The Executive hereby irrevocably and unconditionally waives any moral rights which he may have in any Works. The Executive shall immediately disclose to the Company all Works and all Works IP Rights, and shall immediately on request by the Company (whether during or after the termination of his Employment Period) and at the expense of the Company execute all instruments and do all things necessary for vesting in the Company (or such other person as the Company may designate) all right, title and interest to and in the Works and Works IP Rights and as otherwise necessary for giving to the Company the full benefit of this clause. Notwithstanding the foregoing, Works and Works IP Rights does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for the Company.

4.    Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.

5.    Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of one or more of the covenants contained in Sections 1 and 2 may cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 1 or 2, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek injunctive relief and special performance to prevent or prohibit such breach. The Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

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6.    Tolling. In the event of the breach by the Executive of any covenants contained in Sections 1 or 2 the running of the applicable period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive’s compliance with such covenants.

7.    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of parties to this Agreement and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

8.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law or choice of law of the State of New York or of any other jurisdiction, and where applicable, the laws of the United States.

9.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

10.   Entire Agreement. The terms of this Agreement and the Employment Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and to supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

11.   Amendments; Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by the Executive and the Chairman of the Board of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent breach or failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment by the Company.

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12.   Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in accordance with the provisions of Section 5 of this Agreement and Section 9 of the Employment Agreement.

13.  Enforcement. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. If any provision of this Agreement is held to be illegal, invalid or unenforceable during the term of this Agreement after application of the first sentence of this Section 13, then such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Covenant Agreement on the date and year first above written.

The Company: MILESTONE SCIENTIFIC INC.

By:	/s/ Leonard Osser
Title: Vice-Chairman of Board Directors

By:	/s/ Leslie Bernhard
Title: Chairman of Board of Directors

The Executive:
/s/ Arjan Haverhals

[SIGNATURE PAGE TO COVENANT AGREEMENT]

ANNEX 1

Defined Terms

“Business” means all commercial activities of the Company.

“Company Party” means the Company and the Company’s customers, distributors, vendors, suppliers and consultants.

“Proprietary Information” means and includes any confidential or proprietary information, trade secrets or intellectual property of or relating to any Company Party; provided, however, that Proprietary Information does not include information which (i) becomes publicly available, other than by disclosure by the Executive in violation of this Agreement, (ii) is contained in a publicly available document or (iii) was known to the Executive before the Executive commenced discussion with the Company regarding the prospect of employment by the Company.